Tannenbaum & Company, P.C.

Certified Public Accountants

4155 E. Jewell Ave., Suite 610

Denver, Colorado 80222

February 17, 2006

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read statements that Princeton Acquisitions, Inc. has included under Item 4.01 of the Form 8-K report dated February 3, 2006, regarding the recent change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Tannenbaum & Company, P.C.